Ex. 10.38

AMENDMENT NUMBER THREE

TO THE ASSURANT EXECUTIVE PENSION PLAN

THIS AMENDMENT to the Assurant Executive Pension Plan, as amended and restated effective as of January 1, 2009 (the “Plan”), is adopted by the Assurant, Inc. Benefit Plans Committee (the “Committee”) effective as of December 31, 2013.

W I T N E S S E T H:

WHEREAS, Assurant, Inc. (the “Company”) currently maintains the Plan;

WHEREAS, pursuant to Article 8 of the Plan, the Assurant, Inc. Benefit Plans Committee (the “Committee”) has the authority to amend the Plan, unless the amendments would significantly increase the Company’s liabilities for the Plan; and

WHEREAS, the Committee wishes to amend the Plan to make various changes to the Plan to mirror the changes made to the eligibility provisions of the Assurant Pension Plan and the Committee has determined that such amendments will not significantly increase the Company’s liabilities for the Plan;

NOW THEREFORE, the Committee amends the Plan as follows:

1.

Effective as of December 31, 2013, Section 2.01 of the Plan is amended to add the following new paragraph at the end thereof:

“Notwithstanding the foregoing provisions of Section 2.01 or any other provisions of the Plan to the contrary, an Employee who is not a Participant in the Pension Plan on December 31, 2013, shall not become a Participant in this Plan at any time after December 31, 2013 unless he (A) is an Eligible Employee, (B) was actively employed by an Employer, or on an authorized leave of absence, on December 31, 2013, and (C) remains employed by an Employer until the date he becomes a participant in the Pension Plan. Consequently, the following Employees are not eligible to become Participants in this Plan:

(A)	an Employee who is hired after December 31, 2013;

(B)	an Employee who was not a participant in the Pension Plan on December 31, 2013 who is rehired after December 31, 2013;

(C)	an Employee who was hired prior to January 1, 2014 but who first becomes an Eligible Employee after December 31, 2013;

(D)	an individual who becomes an Eligible Employee through an international transfer that occurs after December 31, 2013; or

(E)	an individual acquired as an Employee through an acquisition that occurs after December 31, 2013. ”

2.

Effective as of December 31, 2013, Section 5.06 is amended to add the following new sentence at the end thereof:

“Notwithstanding the foregoing provisions of this Section 5.06 or any other provisions of the Plan to the contrary, a former Participant who is rehired by an Employer at any time on or after January 1, 2014 shall not earn any additional Pension Benefits under the Plan following his rehire.”

3.

Effective as of December 31, 2013, Article 11 of the Plan is amended to add the following new defined term:

“Eligible Employee means “Eligible Employee” as defined in the Pension Plan.”

4.

Effective as of December 31, 2013, the definition of “Executive Compensation” in Article 11 of the Plan is amended by adding the following new sentence at the end thereof:

“Further notwithstanding the foregoing or any other provisions of the Plan to the contrary, Executive Compensation for an Employee who was a Participant in the Plan at the time of his Separation from Service and who is subsequently rehired by an Employer at any time on or after January 1, 2014 shall not include any Annual Compensation paid to the Employee following his rehire.”

* * * * *

Except as amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned executes this Amendment on the date set forth below.

ASSURANT, INC. BENEFIT PLANS COMMITTEE

Date: December 3, 2013	By:	/s/ Robyn Price Stonehill
Robyn Price Stonehill
Member, Assurant, Inc. Benefit Plans Committee
Senior Vice President, Compensation, Benefits and Shared Services